Exhibit 5

November 16, 2009

The Board of Directors
Derma Sciences, Inc.
214 Carnegie Center, Suite 300
Princeton, NJ 08540

Re: Registration Statement on Form S-1

Gentlemen:

We are counsel to Derma Sciences, Inc. (the “Company”) in connection with the registration statement on Form S-1 filed October 16, 2009 under the Securities Act of 1933 covering the public sale by the Company (the “Offering”) of 1,500,000 (up to 1,725,000 if the underwriter’s option to purchase additional shares to cover over allotments is exercised) shares of the Company’s common stock, par value $.01 per share (the “Shares”).

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

Based upon the foregoing, we are of opinion as follows: (1) Upon closing of the Offering and issuance of the Shares pursuant to the underwriting agreement between the Company and Rodman & Renshaw, LLC (the “Underwriter”), the Shares will be validly issued, fully paid and non-assessable shares of common stock of the Company; (2) when executed and delivered by the Company, the warrant to purchase common stock of the Company to be issued to the Underwriter pursuant to the underwriting agreement (the “Underwriter’s Warrant”) will be validly issued and represent a binding obligation of the Company subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to availability of equitable remedies; and (3) when issued and sold by the Company against payment therefore pursuant to the terms of the Underwriter’s Warrant, the shares of common stock issuable upon exercise of the Underwriter’s Warrant will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

HEDGER & HEDGER

/s/ Raymond C. Hedger, Jr.